EXHIBIT 5.1
September 15, 2006
Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Fidelity National Title Group, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Fidelity National Title Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-136043), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to a distribution (the “Distribution”) by the Company’s parent, Fidelity National Financial, Inc., a Delaware corporation (“FNF”), of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) to the stockholders of record of FNF. This letter is being delivered to you pursuant to the requirements of item 601(b)(5) of Regulation S-K in connection with the Registration Statement.
     In connection with the opinion expressed below, we have examined (i) the Registration Statement, (ii) the Certificate of Incorporation and the Bylaws of the Company, in each case as amended to the date hereof, (iii) certain resolutions of the Board of Directors of the Company, (iv) the Securities Exchange and Distribution Agreement, dated as of June 25, 2006 and amended and restated as of September 12, 2006, between Fidelity National Financial, Inc. and Fidelity National Title Group, Inc. and (v) a form of stock certificate representing shares of Class A Common Stock, which has been filed with the Commission as Exhibit 4.5 to the Registration Statement. In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion expressed below.
     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter

Fidelity National Title Group, Inc.
September 15, 2006

documents. As to any facts material to our opinions, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials. We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated below, we are of the opinion that the shares of Class A Common Stock to be distributed in the Distribution, when such shares have been issued and duly delivered as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.
     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours, /s/ LeBoeuf, Lamb, Greene & MacRae LLP